Exhibit 10.06

                 RETIREMENT PROGRAM FOR THE BOARD OF
                DIRECTORS OF EQUITABLE RESOURCES, INC.

                                  I
                               BENEFITS

   After the effective date of this program, any qualified
Director who (1) retires after reaching the mandatory retirement age (at present, 72 years) with at least sixty
(60) months of service as a Director, or (2) retires prior to the mandatory retirement age with at least 120 months of service as a Director (including any service as a Director prior to July 12, 1984) shall be entitled to receive a benefit equal to the quarterly retainer paid to Directors effective the date such Director's service terminates. The benefit shall be paid quarterly for forty (40) quarters or until death, whichever shall first occur.

   Any qualified Director who retires prior to the mandatory retirement age with less than 120 months of service shall be entitled to receive a benefit payable for forty (40) quarters or until death, whichever shall first occur, equal to 50 percent of the quarterly retainer paid to Directors effective the date such Director's service terminates, plus 10 percent for each additional twelve
 (12) months of service in excess of sixty (60) months as a Director.

   All rights of a Director under this program shall be mere unsecured creditors' rights against the Company, with no rights to the assets of the Company (or any trust in which assets are held for purposes of this program) superior to that of any other general unsecured creditor.

   Participant's rights payable under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance. Such rights may not be subject to the debts, contracts, liabilities, engagements or torts of the participants or the participant's beneficiaries.

                                  II
                            QUALIFICATIONS

   All nonemployee Directors who have reached the age of fifty-eight (58) years or older at the date of retirement as a Director with at least sixty (60) months of service as a Director. A Director's status as to being an employee Director or a nonemployee Director shall be determined at the date of retirement from the Board. Service shall include the time Director was an employee Director.

                                 III
                               PAYMENTS

   Payments as set forth above shall continue as set forth provided the nonemployee Director, if physically able, remains available for consultative services.

                                  IV
                              AMENDMENTS

   The Company reserves the right to alter, amend or discontinue this program at any time.

                                  V
                            EFFECTIVE DATE

   The effective date of this program shall be July 12, 1984. This program has been amended and restated through August 1, 1989.